     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2002

                                               REGISTRATION NO. 333-[          ]
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               EXELON CORPORATION
             (Exact name of registrant as specified in its charter)

                                   ----------

          PENNSYLVANIA                                           23-2990190
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                      10 SOUTH DEARBORN STREET - 37TH FLOOR
                                 P.O. BOX 805379
                          CHICAGO, ILLINOIS 60680-5379
                                 (312) 394-4321
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

      RUTH ANN M. GILLIS, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               EXELON CORPORATION
                      10 SOUTH DEARBORN STREET - 37TH FLOOR
                          CHICAGO, ILLINOIS 60680-5379
                                 (312) 394-4321
            (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

                                   ----------

                                   COPIES TO:

  RANDALL E. MEHRBERG, ESQ.                             RICHARD W. ASTLE, ESQ.
      EXELON CORPORATION                              SIDLEY AUSTIN BROWN & WOOD
10 SOUTH DEARBORN - 37TH FLOOR                              BANK ONE PLAZA
    POST OFFICE BOX 805379                             10 SOUTH DEARBORN STREET
 CHICAGO, ILLINOIS 60680-5379                          CHICAGO, ILLINOIS 60603

                                   ----------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                          Proposed          Proposed Maximum     Amount of
                                     Amount to be      Maximum Offering    Aggregate Offering   Registration
Title of Shares to Be Registered      Registered      Price Per Unit (1)        Price (1)           Fee
------------------------------------------------------------------------------------------------------------
Common stock, no par value         3,500,000 shares         $51.695           $180,932,500       $16,645.79
============================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low quoted prices for Exelon common stock on March 13, 2002 as reported on the New York Stock Exchange.

PROSPECTUS



                               EXELON CORPORATION

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

      Holders of Exelon common shares may purchase additional common shares under our Dividend Reinvestment and Stock Purchase Plan (the "Plan") by reinvesting the dividends on some or all of their shares and/or by making direct cash purchases of up to $60,000 per calendar year.

      When shares are purchased on the open market, the purchase price to Plan participants will be the weighted average price (including brokerage commissions) at which the shares are purchased on the open market by EquiServe Trust Company, N.A. as agent for Plan participants. When shares are purchased directly from Exelon as newly issued shares, the purchase price to Plan participants will be the average of the quoted closing prices for our common shares as reported on the New York Stock Exchange for the period of five trading days ending on the dividend date or investment date (or the period of five trading days immediately preceding the dividend date or the investment date if the New York Stock Exchange is closed on that date). In each case, the price will be calculated to three decimal places.

      We will pay all costs of administration of the Plan, excluding brokerage commissions incurred to purchase shares on the open market or to sell shares.

      Our common shares are listed on the New York, Chicago and Philadelphia Stock Exchanges, under the symbol "EXC."

      EQUISERVE TRUST COMPANY, N.A. ("EQUISERVE") IS THE SPONSOR, PROCESSING AGENT AND ADMINISTRATOR FOR THE PLAN.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is March 18, 2002.

                                TABLE OF CONTENTS

About this Prospectus.......................................................   2
Where You Can Find More Information.........................................   3
Exelon Corporation..........................................................   3
Use of Proceeds.............................................................   4
Description of the Plan.....................................................   5
      Purpose...............................................................   5
      Advantages and Disadvantages..........................................   5
      Costs.................................................................   5
      Administration........................................................   6
      Participation.........................................................   7
      Automatic Dividend Reinvestment.......................................   8
      Direct Cash Investment................................................   9
      Deposit of Stock Certificates.........................................  11
      Source of Shares and Use of Proceeds..................................  12
      Certificates; Transfers; Sale of Shares...............................  12
      Discontinuing Dividend Reinvestment and Certificate Withdrawal........  13
      Other Information.....................................................  14
Federal Income Tax Consequences.............................................  15
Legal Matters...............................................................  17
Experts.....................................................................  17
Incorporation of Documents by Reference.....................................  17



                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock pursuant to the Plan. This prospectus provides you with a general description of the Plan. Please carefully read this prospectus together with additional information referred to in "Where You Can Find More Information," before investing in our common stock under the Plan.

      We are not offering the common stock pursuant to the Plan in any state where the offer is not permitted.

      You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the SEC at its public reference rooms at the following locations:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

                            New York Regional Office
                                  233 Broadway
                               New York, NY 10279

                             Chicago Regional Office
                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                             Chicago, IL 60661-2511

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

      We will provide without charge to each shareholder, including any beneficial owner, upon their written or oral request, a copy of the information we have filed with the SEC in its current form, other than certain exhibits to that information. Those requests should be directed to Investor Relations, Exelon Corporation, 10 South Dearborn Street, Post Office Box 805398, Chicago, IL 60680-5398.

                               EXELON CORPORATION

      Exelon Corporation is a holding company for entities engaged in the production, purchase, transmission, distribution and sale of electricity and gas to a diverse base of residential, commercial, industrial and wholesale customers. Its principal subsidiaries consist of Commonwealth Edison Company, which was acquired in October 2000, and PECO Energy Company.

      ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million as of December 31, 2000. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately three million from which it derived approximately 30 percent of its ultimate consumer revenues in 2000. ComEd had approximately 3.5 million electric customers as of December 31, 2000.

      PECO's traditional retail service territory covers 2,107 square miles in southeastern Pennsylvania. PECO provides electric delivery service in an area of 1,972 square miles, with a population of approximately 3.6 million, including
1.6 million in the City of Philadelphia. Natural gas service is supplied in a 1,475 square mile area in southeastern Pennsylvania adjacent to Philadelphia, with a population of 1.9 million. PECO delivers electricity to approximately 1.5 million customers and natural gas to approximately 425,000 customers.

      Other significant business segments of the corporation include Exelon Generation Company, LLC and Exelon Enterprises Company, LLC. Generation combines the generating resources and wholesale power marketing operations owned by PECO and ComEd prior to Exelon's restructuring. The generating resources of Generation consist of ownership interests in generating facilities and long-term contracts for capacity. Generation also owns a 50% interest in AmerGen, a joint venture with British Energy, Inc. a wholly owned subsidiary of British Energy plc, which acquires and operates nuclear generating facilities.

      Enterprises combines the competitive businesses formerly held by PECO and Unicom. Enterprises focuses its business activities in the areas of infrastructure services, communications, retail energy sales, energy services and related investments. Enterprises operates through a number of subsidiaries, including:

            - Exelon Infrastructure Services provides infrastructure construction, operation management and maintenance services to owners of electric, gas, cable and communications systems.

            - Exelon Energy provides retail electric and gas services in several states.

            - Exelon Services is engaged in the design, installation and servicing of heating ventilation and air conditioning facilities for commercial and industrial customers.

            - Exelon Thermal Technologies provides district cooling to offices and other buildings in the Chicago area.

            - Exelon Communications is the unit of Enterprises through which Exelon manages its communications investments, including an interest in PECOAdelphia Communications.

            - Exelon Capital Partners is a vehicle for direct venture capital investing in the areas of unregulated energy sales, energy services, utility infrastructure service, e-commerce and communications. At December 31, 2000, Exelon Capital Partners had made direct investments in eight companies, with funding commitments totaling approximately $100 million.

                                 USE OF PROCEEDS

      Shares purchased under the Plan will either be shares purchased on the open market by EquiServe, or newly authorized but unissued shares purchased from us. If the shares are purchased on the open market, we will not receive any additional funds from those purchases. If the shares are newly authorized but unissued shares purchased from us, we will receive additional funds from those purchases to be used for general corporate purposes.

                             DESCRIPTION OF THE PLAN

Our Plan is described in the following questions and answers:

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

      The purpose of the Plan is to give holders of our common shares a convenient method of purchasing additional common shares through the reinvestment of dividends and direct cash investments and to offer a variety of flexible services to aid owners in managing their common share holdings.

ADVANTAGES AND DISADVANTAGES

2. WHAT ARE THE ADVANTAGES OF THE PLAN?

      As a participant in the Plan, you may:

            - receive cash dividends on all shares, including those held in the Plan,

            - automatically reinvest cash dividends on some or all common shares registered in your name and continue to receive cash dividends on any remaining shares,

            - purchase additional common shares by making voluntary cash payments of at least $25 per payment up to a total of $60,000 per calendar year,

            - make automatic monthly purchases of common shares by electronic funds transfer from your U.S. bank account or

            - deposit shares into book-entry form for safekeeping purposes with EquiServe.


3. WHAT ARE THE DISADVANTAGES OF THE PLAN?

            - Plan participants have no control over the price at which shares are purchased or sold on the open market by EquiServe under the Plan or the timing of those purchases or sales or the selection of the broker or dealer through or from whom purchases are to be made. A participant bears the market risk associated with fluctuations in the price of our common stock pending the execution of a purchase or sale of shares for their account (see Questions 12, 18 and 29).

            - No interest is paid on funds pending investment (see Questions 4 and 20).

COSTS

4. WHAT ARE THE COSTS TO A PARTICIPANT IN THE PLAN?

      Plan participants will bear the cost of brokerage commissions in connection with the purchase or sale of shares on the open market. Your proportionate share of brokerage commissions will be reflected in the price charged to you for shares purchased on the open market under the Plan. For sales, your proportionate share of brokerage commissions will be deducted from the sale proceeds.

      Brokerage commissions are currently $.10/share for purchases and $.10/share for sales.

      Brokerage commissions are subject to change at any time.

      Except as described in the preceding paragraphs, we will bear the direct costs of administering the Plan. We will hold dividend funds pending the settlement date of Plan purchases. Any interest income realized by us on those funds will be applied to cover the Plan's administrative costs.

ADMINISTRATION

5. WHO ADMINISTERS THE PLAN AND ACTS AS AGENT FOR PARTICIPANTS?

      EquiServe is the sponsor, processing agent and administrator for the Plan. The deposit of shares for safekeeping purposes, purchases of Plan shares and sales of Plan shares will be performed by EquiServe as agent for participants in the Plan. These actions will relieve you of the responsibility for safekeeping shares purchased under the Plan and protect you against loss, theft or destruction of stock certificates.

6. HOW WILL MY SHARES BE HELD UNDER THE PLAN?

      If you decide to participate in the Plan, EquiServe will keep a continuous record of your participation and will send you a transaction statement of your account under the Plan after each purchase of shares on your behalf. Each account statement will show the amount invested, the purchase or sale price and the number of shares purchased or sold.

      Shares purchased under the Plan will be credited in book-entry form to your account. However, if requested by you, certificates for any number of whole shares credited to your account will be issued to you promptly. Those requests can be made by calling or writing EquiServe, or through the Internet Account Access Facility at www.equiserve.com. Each transaction statement also contains a form which may be used to request certificates for whole shares. Any remaining whole and fractional shares will continue to be held, in book entry form, in your account. Certificates for fractional shares will not be issued.

7. HOW DO I CONTACT EQUISERVE?

      EquiServe may be contacted as follows:

      CORRESPONDENCE:

      All correspondence and inquiries concerning the plan should be directed to:

      EquiServe
      P.O. Box 2598
      Jersey City, NJ 07303-2598

      Be sure to include a reference to Exelon Corporation in your correspondence.

      TELEPHONE:

      SHAREHOLDER CUSTOMER SERVICE, INCLUDING SALE OF SHARES: 1-800-626-8729.

      TDD: 1-201-222-4955. A telecommunications device for the hearing impaired is available.

      Outside the United States and Canada: 1-201-324-0498

      An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern Time each business day.

      INTERNET:

      You can obtain information about your account via the Internet on EquiServe's website at www.equiserve.com. You can access your share balance, sell shares, request a stock certificate and obtain online forms and other information about your account. To gain access you will be required to use a password which will be sent to you, or you can request your password by calling 1-800-626-8729.

      Messages forwarded on the Internet will be responded to promptly. EquiServe's Internet address is www.equiserve.com.

8. WHO INTERPRETS THE PLAN?

      We have reserved the right to interpret the Plan as necessary or desirable in connection with its operation.

      Please note that neither we, EquiServe nor any agent of either of us will be liable for any act done in good faith, or for any good faith omission to act in connection with the administration or operation of the Plan. This limitation of liability applies to, among other things, claims arising out of failure to cease reinvesting dividends on your account upon your death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of common stock.

      YOU SHOULD RECOGNIZE THAT NEITHER WE NOR EQUISERVE CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES PURCHASED OR SOLD UNDER THE PLAN.

      Although we currently contemplate the continuation of quarterly dividends, the payment and amount of dividends is subject to the discretion of Exelon Corporation's Board of Directors and will depend upon future earnings, the financial condition of Exelon Corporation and other factors.

PARTICIPATION

9. WHO IS ELIGIBLE TO PARTICIPATE?

      All U.S. citizens who are holders of record of our common shares, who have certificates or book entry shares registered in their name, are eligible to enroll in the Plan. If you are not a U.S. citizen, you may participate in the Plan, provided there are not any laws or governmental regulations that may limit or prohibit you from participating in the Plan. We reserve the right to terminate participation in the Plan of any holder if it is deemed advisable under any foreign laws or regulations. If you own shares which are registered in the name of a broker, bank or other agent and you wish to enroll in the Plan, you should direct such agent to re-register those shares in your own name. Alternatively, you may ask the agent in whose name your shares are registered to participate in the Plan on your behalf (such as through a program offered by a broker or bank). In those cases, your participation through that agent may be on terms and conditions which differ from the terms and conditions set forth in the Plan, and the terms and conditions set by that agent will govern and EquiServe will not have any record of your transactions or account. The agreements with brokers and other financial institutions with respect to participation of custody accounts may be terminated at any time.

10. HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

      If you are a registered shareholder, you may enroll in the Plan at any time by completing and signing an Enrollment Authorization Form and returning it to Exelon, c/o EquiServe, Post Office Box 2598, Jersey City, New Jersey 07303-2598. A postage prepaid envelope is provided with the Enrollment Authorization Form for this purpose. An Enrollment Authorization Form may be obtained by written request to EquiServe, by telephone or through the Internet. See Question 7.

11. WHEN DOES AN ENROLLMENT BECOME EFFECTIVE?

      If your Enrollment Authorization Form for the reinvestment of dividends is not received prior to the record date established for a particular dividend payment date, that dividend will be paid in cash, and participation in the Plan for the reinvestment of dividends will not commence until the dividend payment date following the next record date established for a particular dividend.

12. WHAT OPTIONS DOES THE ENROLLMENT AUTHORIZATION FORM PROVIDE?

      Three options are shown on the Enrollment Authorization Form:

      (1) Full Dividend Reinvestment - EquiServe will reinvest all of the Plan participant's cash dividends on both shares registered in the participant's name and book-entry shares credited to the participant's account.

      (2) Partial Dividend Reinvestment - EquiServe will pay in cash on the number of shares of common shares the Plan participant specifies and apply the balance toward the purchase of more shares.

      (3) Voluntary Cash Payments Only - EquiServe will pay in cash on all shares held by the Plan participant in stock certificate form as well as book-entry shares credited to the Plan participant's account.

      YOU MAY CHANGE OPTIONS AT ANY TIME BY COMPLETING A NEW ENROLLMENT AUTHORIZATION FORM AND RETURNING IT TO EQUISERVE. To assure that the change is effective as of the next dividend payment date, your new form must be received by EquiServe on or before the record date for the month preceding that particular dividend payment date.

AUTOMATIC DIVIDEND REINVESTMENT

13. WHEN WILL SHARES BE PURCHASED?

      Voluntary cash payments purchased by EquiServe will be invested on the 10th day of each month in which no dividend is payable. In the months in which dividends are paid, voluntary cash payments will be invested concurrently beginning on the dividend payment date. Dividends are customarily paid on the 10th day of March, June, September and December. Purchases will normally be completed within 5 business days, but in no event later than 30 days after dividend payment dates, except where completion at a later date is necessary or advisable under any applicable securities laws.

14. WHAT IS THE PRICE OF PURCHASED SHARES?

      At our discretion, shares purchased under the Plan are either purchased in open market transactions by EquiServe or will be purchased directly from Exelon. When shares are purchased on the open market, the price will be the weighted average price (including brokerage commissions) at which all shares are purchased by EquiServe for the relevant Investment Date.

      When shares are purchased directly from us as newly issued shares, the price per share of shares to Plan participants will be the average of the quoted closing prices for our common stock as reported on the NYSE for the period of five trading days ending on the dividend date or investment date (or the period of five trading days immediately preceding the dividend date or the investment date if the NYSE is closed on that date). In each case, the price will be calculated to three decimal places.

      We will pay all costs of administration of the Plan, excluding brokerage commissions incurred to purchase shares on the open market or to sell shares.

15. HOW MANY SHARES WILL BE PURCHASED?

      Your Plan account will be credited with a number of shares, including fractions computed to three decimal places, equal to the total amount (dividend and/or voluntary cash payment) to be invested divided by the purchase price per share, as described in Question 14, except that any required withholding of dividends for income taxes will be deducted from the amount to be reinvested.

DIRECT CASH INVESTMENT

16. WHAT IS DIRECT CASH INVESTMENT?

      You have the option to purchase additional common shares, by investing not less than $25 at one time up to a maximum total of $60,000 per calendar year, whether or not you elect to have dividends reinvested under the Plan. A participant who elects to take advantage of direct cash investment only and DOES NOT wish to have dividends on those shares reinvested must so specify by checking the box marked "Voluntary Cash Payments Only" (No Dividend Reinvestment) on the Enrollment Authorization Form. Direct cash investments are composed of either VOLUNTARY CASH PAYMENTS OR AUTOMATIC MONTHLY INVESTMENTS. YOU NEED TO SPECIFY ON YOUR ENROLLMENT AUTHORIZATION FORM WHETHER DIVIDENDS ARE TO BE REINVESTED ON ANY SHARES PURCHASED BY DIRECT CASH INVESTMENT.

17. HOW MAY A PARTICIPANT MAKE VOLUNTARY CASH PAYMENTS?

      You may make a voluntary cash payment when joining the Plan by enclosing the payment with your Enrollment Authorization Form. Thereafter, voluntary cash payments should be accompanied by the detachable form attached to each transaction statement you receive. You may obtain additional transaction statements at any time upon receipt to EquiServe.

      Voluntary cash payments must be at least $25 per payment and may not exceed $60,000 per calendar year. These payments should be made by check or money order payable to "EquiServe - Exelon." Checks drawn on a non-U.S. bank but payable in U.S. funds may be subject to a clearance delay and a service charge.

      The same amount of money need not be sent each month, and there is no obligation to make a voluntary cash payment each month.

18. HOW MAY A PARTICIPANT MAKE AUTOMATIC MONTHLY INVESTMENTS?

      You may make automatic monthly investments of a specified amount (not less than $25 per transaction or more than $60,000 per calendar year). To initiate automatic monthly deductions, you must complete and sign an Automatic Monthly Deduction Form ("Authorization Form") and return it to EquiServe together with a voided blank check or savings account deposit slip, from a United States bank or financial institution, for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable; however you should allow four to six weeks for your first investment to be initiated. Once automatic monthly deductions are initiated, funds will be drawn from your specified account three business days preceding the designated voluntary cash Investment Date.

      Automatic monthly deductions will continue until you notify EquiServe in writing to stop. You may change or discontinue automatic monthly deductions by completing and submitting to EquiServe a new Authorization Form. When you transfer shares or otherwise establish a new account, an Authorization Form must be completed unique to that account. If you close or change a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular voluntary cash Investment Date, however, the new Authorization Form must be received by EquiServe at least seven business days preceding the voluntary cash Investment Date.

19. WHEN WILL DIRECT CASH INVESTMENTS BE MADE?

      EquiServe will apply any voluntary cash payment received before an Investment Date to the purchase of common shares for that Investment Date. THE "INVESTMENT DATE" FOR VOLUNTARY CASH PURCHASES IS GENERALLY THE 10TH BUSINESS DAY OF EACH MONTH. ANY VOLUNTARY CASH PAYMENT RECEIVED ON OR AFTER AN INVESTMENT DATE WILL BE APPLIED TO THE PURCHASE OF SHARES ON THE NEXT SUCCEEDING INVESTMENT DATE, UNLESS YOU REQUEST THAT YOUR VOLUNTARY CASH PAYMENT BE RETURNED.

      Share purchases will normally be completed within 5 business days after the Investment Date, but in no event later than 30 days after such date, except where completion at a later date is necessary or advisable under any applicable securities laws.

      Brokers or nominees participating in automatic dividend reinvestment on behalf of beneficial owners cannot utilize the direct cash investment provision of the Plan. Therefore, if your common shares are held by a broker or nominee and you wish to make direct cash investments, you must re-register your shares in your name.

20. AT WHAT PRICE WILL DIRECT CASH INVESTMENTS BE MADE?

      At our discretion, shares purchased under the Plan are either purchased in open market transactions by EquiServe or will be purchased directly from Exelon. When shares are purchased on the open market, the price will be the weighted average price (including brokerage commissions) at which all shares are purchased by EquiServe for the relevant Investment Date.

      When shares are purchased directly from us as newly issued shares, the price per share of shares to Plan participants will be the average of the quoted closing prices for our common stock as reported on the NYSE for the period of five trading days ending on the dividend date or investment date (or the period of five trading days immediately preceding the dividend date or the investment date if the NYSE is closed on that date). In each case, the price will be calculated to three decimal places.

      We will pay all costs of administration of the Plan, excluding brokerage commissions incurred to purchase shares on the open market or to sell shares.

21. HOW MANY COMMON SHARES WILL BE PURCHASED?

      Your account will be credited, as of the Investment Date, with the number of whole and fractional shares, computed to three decimal places, which equal the amount of the direct cash investment divided by the applicable purchase price.

22. WILL INTEREST BE PAID ON VOLUNTARY CASH PAYMENTS RECEIVED PRIOR TO THE PURCHASE DATE?

      No. For that reason, the Company urges you to mail your payment so that it is received by EquiServe prior to, but as close as possible to, a purchase date. Of course, sufficient time should be allowed for the payment to reach EquiServe. Voluntary cash payments received by EquiServe will be returned to you upon written request, provided such request is received by EquiServe at least two business days prior to the purchase date.

23. WHO HOLDS SHARES PURCHASED THROUGH DIRECT CASH INVESTMENT?

      Shares purchased through direct cash investment will be credited to your account in book-entry form and may be withdrawn by you at any time.

DEPOSIT OF STOCK CERTIFICATES

24. HOW MAY STOCK CERTIFICATES BE DEPOSITED TO A PARTICIPANT'S ACCOUNT IN BOOK-ENTRY FORM FOR SAFEKEEPING PURPOSES?

      For safekeeping purposes, you may convert into book-entry form any Exelon common stock certificates in your possession. Thereafter, those shares, credited to your account in book-entry form, will be treated in the same manner as shares purchased through the Plan. There is no charge for this service and, by making the deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates.

      If you wish to deposit your common stock certificates, you must mail them along with a request to EquiServe. THE CERTIFICATES SHOULD NOT BE ENDORSED. You will promptly receive a statement confirming each certificate conversion and credit. To insure against loss resulting from mailing certificates, EquiServe will provide mail insurance free of charge. To be eligible for certificate mailing insurance, the following guidelines must be observed. Certificates must be mailed in brown, pre-addressed return envelopes supplied by EquiServe, which can be obtained by contacting them as noted in Question 7. Certificates mailed will be insured for up to $25,000 of current market value provided they are mailed first class. Certificates having a current market value between $25,000 and $500,000 must be mailed registered mail with a return receipt requested. EquiServe must be notified of any claim within thirty calendar days of the date the certificates were mailed. The maximum insurance protection provided is $25,000 and the coverage is available only when the certificate(s) are sent in accordance with these guidelines.

      Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of those shares from the time the certificates are mailed until the time that they are replaced.

      If you do not use a brown pre-addressed envelope provided by EquiServe, it is recommended that certificates be sent to EquiServe by registered mail, return receipt requested and insured for possible mail loss of 2% of the market value (minimum of $20); this represents your replacement costs if the certificates are lost in transit to EquiServe.

SOURCE OF SHARES AND USE OF PROCEEDS

25. WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

      At our discretion, shares purchased under the Plan are either purchased in open-market transactions by EquiServe or will be purchased directly from Exelon. Open-market purchases may be made on any securities exchange where our common shares are traded, or by negotiated transactions and may be subject to such terms with respect to price, delivery, and other terms as EquiServe may agree to. Neither we nor you shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are made.

      If shares purchased under the Plan are purchased on the open market, we will not receive any additional funds from those purchases. If shares purchased under the Plan are purchased directly from us, we will receive additional funds from those purchases, which we intend to be use for general corporate purposes.

CERTIFICATES; TRANSFERS; SALE OF SHARES

26. WHEN WILL A CERTIFICATE BE ISSUED FOR SHARES PURCHASED OR DEPOSITED UNDER THE PLAN?

      Certificates for shares credited to your account will be issued to you only upon request to EquiServe. Shares purchased through automatic dividend reinvestment or shares deposited for safekeeping will be credited to your account until you give EquiServe written instructions to deliver certificates for whole shares held under the Plan. You may obtain a certificate for any number of whole shares held by EquiServe. Certificates are normally issued to participants within 2 business days after receipt of the request. Requests can be made by calling or writing EquiServe or through the Internet Account Access Facility at www.equiserve.com. An instruction to issue a certificate for all shares credited to your account will result in the issuance of a certificate for full shares and a check for any fractional share at the then current price, less brokerage commissions.

27. IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

      Unless you otherwise direct, certificates will be issued in the name in which the account is maintained. A certificate may be issued in a name other than that in which the account is maintained, if EquiServe receives a signed written request to that effect and a stock power with all signatures medallion guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved medallion signature guarantee program. A notary is not sufficient.

28. CAN SHARES CREDITED TO YOUR ACCOUNT UNDER THE PLAN BE SOLD?

      You may at any time, including upon withdrawal, request the sale of all or any shares held in your account by:

      - providing written instructions, including the signatures of all persons in whose name the account is maintained,

      -     calling EquiServe at 1-800-626-8729 using a touch-tone phone or

      -     using the Internet Account Access Facility at www.equiserve.com.

      EquiServe will make every effort to process all sale orders (written, telephone and Internet) on the day it receives them, provided that instructions are received before 1 p.m. Eastern Time on a business day on which EquiServe and the relevant securities market are open. The proceeds from such sale, less any brokerage commissions, required withholding for income taxes and other costs of sale, will be sent to you. Each sale request will be processed and a check for the net proceeds will be mailed as promptly as possible after EquiServe receives the sale request.

29. WHAT HAPPENS WHEN A PARTICIPANT WHO IS REINVESTING DIVIDENDS ON LESS THAN ALL OF THE SHARES REGISTERED IN THE PARTICIPANT'S NAME SELLS OR TRANSFERS A PORTION OF THOSE SHARES?

      If you are reinvesting dividends on less than all of your shares and sell or transfer a portion of those shares, EquiServe will pay cash dividends on the same number of shares you had previously designated prior to your sale or transfer of shares. In the event that the number of your remaining shares is less than the number of shares on which EquiServe is authorized to pay cash dividends, EquiServe will pay cash dividends on all of your remaining shares.

DISCONTINUING DIVIDEND REINVESTMENT AND CERTIFICATE WITHDRAWAL

30. HOW DOES A PARTICIPANT DISCONTINUE REINVESTING DIVIDENDS?

      You may discontinue reinvesting dividends at any time by giving notice to EquiServe in writing, by telephone or through the Internet. Even if you discontinue reinvestment, your shares will continue to be credited in book entry form to your account unless you request a stock certificate. You may request a certificate for all or part of your shares.

      If you request a certificate for all of your shares, you will receive a stock certificate for any whole share(s) and a check for the fractional share at the then-current market value less brokerage commission.

31. WHEN MAY A PARTICIPANT WITHDRAW FROM THE PLAN?

      You may withdraw your shares from the Plan at any time, subject to the following conditions:

      - If your request to withdraw is received by EquiServe on or before the record date preceding a dividend payment date, that dividend will be paid to you and all subsequent dividends will be paid to you unless you re-enroll in the Plan.

      - If your request to withdraw is received by EquiServe after the record date preceding a dividend payment date, your request to withdraw may not become effective until that dividend has been reinvested and the shares purchased have been credited to your account under the Plan.

            EquiServe in its sole discretion, may either pay that dividend in cash to you or reinvest it in shares on your behalf. If the dividend is reinvested, EquiServe may sell the shares purchased and remit the sale proceeds to you, less any brokerage commissions, required withholding for income taxes and other costs of sale.

32. CAN A PARTICIPANT CHANGE HIS OR HER PLAN OPTIONS?

      Yes. You may change your options at any time by giving notice to EquiServe in writing, by telephone or through the Internet.

OTHER INFORMATION

33. WHAT REPORTS WILL BE SENT?

      As soon as practicable after every purchase date on which there is activity in your account, you will receive a transaction statement. Please retain all account statements for your records. The statements contain important tax and other information. You will also receive copies of our annual reports, proxy statements and proxies as well as other correspondence generally sent to our shareholders.

34. WHAT IS THE EFFECT OF A RIGHTS OFFERING, STOCK DIVIDEND OR STOCK SPLIT?

      Any common shares distributed as a stock dividend on shares credited to your account, or held by you in stock certificate form, will be credited to your account, provided they are the same type, class and series as the shares currently held by you. In the event that rights are made available to subscribe to additional shares, debentures or other securities, the full shares held by you under the Plan may be combined with other shares of the same stock class registered in your name for purposes of calculating rights to be issued to you. Rights certificates will be issued with respect to whole shares only, however, and rights based on a fraction of a share held in your account will be sold for you and the net proceeds will be treated as a voluntary cash payment.

35. WHAT IS THE LIABILITY OF THE COMPANY AND EQUISERVE UNDER THE PLAN?

      Neither we nor EquiServe will be liable for any act done in good faith or for any good faith omission to act. This limitation of liability applies to, among other things, claims arising out of failure to cease reinvestment for a participant's account under the Plan upon the participant's death prior to receipt of written notice of death from an appropriate fiduciary, the prices at which shares are purchased or sold, the times when purchases or sales are made, or fluctuations in the market value of our common stock.

      NEITHER WE NOR EQUISERVE CAN PROVIDE ANY ASSURANCE OF A PROFIT OR PROTECTION AGAINST LOSS ON ANY SHARES PURCHASED OR SOLD UNDER THE PLAN.

      Although we currently contemplate the continuation of quarterly dividends, the payment and amount of dividends is subject to the discretion of Exelon Corporation's Board of Directors and will depend upon future earnings, the financial condition of Exelon Corporation and other factors.

36. MAY THE PLAN BE MODIFIED OR DISCONTINUED?

      We have reserved the right to suspend, modify or discontinue the Plan at any time. Any suspension, modification or discontinuation of the Plan will be announced by us to all holders of common stock, including participants and non-participants in the Plan.

37. HOW WILL PLAN SHARES BE VOTED AT THE ANNUAL MEETING OF SHAREHOLDERS?

      For each meeting of shareholders, you will receive proxy material that will enable you to vote both the shares registered in your name directly and/or whole shares credited to your account. That proxy will be voted as indicated by you on the proxy. If the proxy card is not returned or if it is returned unsigned by the registered owner, none of your shares will be voted. If you elect, all shares, including shares held in your account under the Plan, may be voted in person at the shareholders' meeting.

38. WHAT HAPPENS TO A PARTICIPANT'S SHARES UPON HIS OR HER DEATH?

      Upon your death, EquiServe will follow the instructions of your personal estate representative.

39. WHICH LAW GOVERNS THE PLAN?

      The Plan is governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

40. WHAT HAPPENS IF A CHECK IS RETURNED UNPAID BY A PARTICIPANT'S FINANCIAL INSTITUTION?

      In the event that any check is returned unpaid for any reason or your designated U.S. bank account does not have sufficient funds for automatic debit and EquiServe is unable to collect funds from the participant, EquiServe will consider the request for investment of those funds null and void. EquiServe will remove from the participant's account any shares purchased upon the prior credit of those funds. Those shares may be sold to satisfy any uncollected amount. If the net proceeds of a sale are insufficient to satisfy the balance of the uncollected amount, additional shares may be sold from the participant's account as necessary to satisfy the uncollected balance. There is a $20 fee for any check or other deposit that is returned unpaid by your bank and for any failed automatic deduction from your designated U.S. bank account.

41. WHAT PROVISION IS MADE FOR SHAREHOLDERS WHOSE DIVIDENDS ARE SUBJECT TO TAX WITHHOLDING?

      In the case of participating shareholders whose dividends are subject to tax withholding, EquiServe will invest an amount equal to the cash dividend less the amount of tax required to be withheld. Only the net dividend will be applied by EquiServe to the purchase of common stock. The transaction statements for those participants will indicate the amount of tax withheld and the net dividend reinvested.

                         FEDERAL INCOME TAX CONSEQUENCES

      Participants in the Plan, in general, have the same federal income tax obligations with respect to their dividends as do the holders of common stock who are not participating in the Plan. Participants in the Plan will not recognize income for federal income tax purposes as a result of the payment by us of the administrative costs of the Plan, including the fees and expenses of the Plan administrator.

REINVESTED DIVIDENDS

      For a participant whose cash dividends are reinvested pursuant to the Plan in common shares purchased directly from Exelon, the amount subject to federal income tax will be the fair market value on the dividend payment date of the shares so acquired by such participant (plus, in the case of a participant subject to income tax withholding, the amount of tax withheld on his or her behalf). For federal income tax purposes, the fair market value of shares purchased directly from Exelon should be the average of the high and low sales price for such shares on the New York Stock Exchange on the dividend payment date. This amount may be higher or lower than the purchase price used to determine the number of shares a participant will acquire under the Plan. For a participant whose cash dividends are reinvested pursuant to the Plan in common shares purchased on the open market, the amount subject to federal income tax will be the amount of the cash dividend (plus, in the case of a participant subject to income tax withholding, the amount of tax withheld on his or her behalf). The tax basis of shares acquired under the Plan (whether directly from Exelon or on the open market) will be the amount subject to federal income tax. When common shares are purchased both directly from Exelon and on the open market, each participant will be treated as having received his or her proportionate share of common shares purchased under each method.

DIRECT CASH INVESTMENT

      If a participant makes optional cash payments to acquire additional common shares pursuant to the Plan, and such shares are purchased directly from Exelon, and the purchase price is equal to or greater than the fair market value of such shares for federal income tax purposes, described above, the participant will not be in receipt of income, gain or loss on the purchase of such shares. The participant's tax basis in such common shares will be the amount of the cash payment applied to the purchase thereof. If the purchase price of common shares purchased directly from Exelon is less than the fair market value of such shares for federal income tax purposes, described above, the participant will be deemed to have received a dividend equal to the difference between the purchase price of such shares and the fair market value thereof. The participant's tax basis in such common shares will be the amount of the cash payment applied to the purchase of such shares plus the amount of any deemed dividend resulting from the purchase at less than fair market value. For shares purchased on the open market, the participant will not be in receipt of income gain or loss on the purchase of such shares. The participant's tax basis in such shares will be the amount of the cash payment applied to the purchase thereof. When common shares are purchased both directly from Exelon and on the open market, each participant will be treated as having received his or her proportionate share of common shares purchased under each method.

CAPITAL GAINS AND LOSSES

      A participant will not realize any taxable income when certificates for shares credited to the participant's account under the Plan are issued to the participant, whether upon request or upon withdrawal from or termination of the Plan.

      A participant will recognize taxable gain or loss when shares are sold, either by EquiServe pursuant to the participant's request or by the participant after the shares have been withdrawn from his or her Plan account. The amount of any such gain or loss will be the difference between the amount which the participant receives for his or her shares and the participant's tax basis for such shares. Such gain or loss will be capital gain or loss if the shares constitute capital assets in the hands of the participant. Non-corporate participants are taxed at the same rates as ordinary income on gains from sales of property held for one year or less and at lower long term capital gain tax rates in the case of sales of property held for more than one year. Generally, for common shares acquired by an individual after December 31, 2000, a lower capital gains tax rate may be applied if the individual holds the shares for more than five years. Capital gains of corporations are taxed at the same rates as ordinary income. Capital losses may be deducted only against capital gains and, in the case of an individual, in a limited amount against ordinary income. Nondeductible losses may be carried forward to future years. The holding period for common shares purchased through the Plan will begin on the day after the dividend payment date, in the case of shares acquired with reinvested dividends, or on the day after the Investment Date, in the case of shares acquired with direct cash investments.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      All participants will be required to provide Exelon with a correct taxpayer identification number on Form W-9, unless an exemption applies. Failure to provide the information required on Form W-9 may subject the participant to a $50 penalty imposed by the Internal Revenue Service and 30% federal income tax backup withholding on the amount of any dividends paid to the participant, including dividends that are reinvested pursuant to the terms of the Plan. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a participant under the backup withholding rules will be allowed as a refund or credit against the participant's federal income tax, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. PERSONS

      A non-U.S. person participating in the Plan will be subject to withholding of United States federal income tax at a 30% rate on dividend income, including dividend income reinvested in common shares pursuant to the Plan. Non-U.S. participants eligible to do so, must provide Internal Revenue Service Form W-8BEN to claim a reduced rate of withholding as a resident of a foreign country with which the United States has an income tax treaty.

      This summary of the federal income tax consequences to a participant does not purport to be complete. In addition to federal income taxes, a participant may be subject to various state, local and municipal taxes. We urge you to consult a tax advisor with respect to the taxation of reinvested dividends and sales of common stock acquired under the Plan.

                                  LEGAL MATTERS

      Legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois.

                                    EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Exelon Corporation for the year ended December 31, 2000 and the audited historical financial statements included in Exhibit 99-4 of Exelon Corporation's Current Report on Form 8-K dated February 28, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents, as filed by Exelon Corporation with the SEC, are incorporated by reference in this Registration Statement and made a part hereof:

            (a) our annual report on Form 10-K for the year ended December 31, 2000;

            (b) our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 (as
                  amended by Form 10-Q/A);

            (c) our current reports on Form 8-K dated January 12, 2001, January 30, 2001, February 26, 2001, March 16, 2001, April 4,
                  2001, April 24, 2001, May 3 2001, June 14, 2001, July 24,
                  2001, July 24, 2001, August 27, 2001 as amended by Form 8-K/A dated August 27, 2001, September 27, 2001, October 23, 2001, December 20, 2001, January 25, 2002, January 29, 2002,
                  February 28, 2002 and March 1, 2002; and

            (d) the description of our common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description.

      All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses in connection with the issuance and distribution of the securities are set forth in the following table. All amounts except the SEC registration fee are estimated.

SEC registration fee...............................................  $ 16,645.79
Accounting fees and expenses.......................................     5,000.00
Printing expenses..................................................    25,000.00
Legal fees and expenses............................................     8,000.00
Miscellaneous......................................................     9,354.21
                                                                     -----------
            Total..................................................  $ 64,000.00
                                                                     ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact that he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending these actions if they are successful on the merits or otherwise in the defense of such actions.

      Section 1746 of the PBCL provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However,
Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against such person and incurred by him or her in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D.

      The Registrant's by-laws provide that it is obligated to indemnify directors and officers and other persons designated by the board of directors against any liability, including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys' fees and disbursements) including in connection with any proceeding. The Registrant's by-laws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from the Registrant of a personal benefit to which the recipient is not legally entitled.

      As permitted by PBCL Section 1713, the Registrant's by-laws provide that directors generally will not be liable for monetary damages in any action, whether brought by shareholders directly or in the right of the Registrant or by third parties, unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the PBCL), and such failure constitutes self-dealing, willful misconduct or recklessness.

      The Registrant has purchased directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

Exhibit No.       Description
-----------       -----------
    4.1           Articles of Incorporation of Exelon Corporation (incorporated herein by reference to Exhibit 3.1 of Exelon's Registration
                  Statement on Form S-4, Registration Statement No. 333-37082).

    4.2 Bylaws of Exelon Corporation (incorporated herein by reference to Exhibit 3.2 of Exelon's Registration Statement on Form S-4,
                  Registration Statement No. 333-37082).

    5.1 Opinion of Sidley Austin Brown & Wood regarding the legality of the securities.

   23.1           Consent of PricewaterhouseCoopers LLP.

   23.2           Consent of Sidley Austin Brown & Wood (included in Exhibit
                  5.1).

   24.1           Powers of Attorney (included on signature page).


ITEM 17. UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

            Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 29th day of January, 2002.

                                        EXELON CORPORATION


                                        By: /s/  Corbin A. McNeill, Jr.
                                            ------------------------------------
                                            Name:  Corbin A. McNeill, Jr.
                                            Title: Chairman and Co-Chief
                                                   Executive Officer


                                        By: /s/  John W. Rowe
                                            ------------------------------------
                                            Name:  John W. Rowe
                                            Title: President and Co-Chief
                                                   Executive Officer


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Corbin A. McNeill and John W. Rowe and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                  Title                                Date
         ---------                                  -----                                ----
/s/  Corbin A. McNeill            Chairman and Co-Chief Executive Officer          January 29, 2002
---------------------------       and Director
Corbin A. McNeill                 (Principal Executive Officer)

/s/  John W. Rowe                 President and Co-Chief Executive Officer         January 29, 2002
---------------------------       and Director (Principal Executive Officer)
John W. Rowe

/s/  Ruth Ann M. Gillis           Senior Vice President and Chief Financial        January 29, 2002
---------------------------       Officer (Principal Financial Officer)
Ruth Ann M. Gillis

/s/  Jean Gibson                  Vice President and Corporate Controller          January 29, 2002
---------------------------       (Principal Accounting Officer)
Jean Gibson

/s/  Edward A. Brennan            Director                                         January 29, 2002
---------------------------
Edward A. Brennan

/s/  Carlos H. Cantu              Director                                         January 29, 2002
---------------------------
Carlos H. Cantu

/s/  Daniel L. Cooper             Director                                         January 29, 2002
---------------------------
Daniel L. Cooper

/s/  M. Walter D'Alessio          Director                                         January 29, 2002
---------------------------
M. Walter D'Alessio

/s/  G. Fred DiBiona, Jr.         Director                                         January 29, 2002
---------------------------
G. Fred DiBiona, Jr.

/s/  Bruce DeMars                 Director                                         January 29, 2002
---------------------------
Bruce DeMars

/s/  Sue L. Gin                   Director                                         January 29, 2002
---------------------------
Sue L. Gin

/s/  Richard H. Glanton           Director                                         January 29, 2002
---------------------------
Richard H. Glanton

/s/  Rosemarie B. Greco           Director                                         January 29, 2002
---------------------------
Rosemarie B. Greco

/s/  Edgar D. Jannotta            Director                                         January 29, 2002
---------------------------
Edgar D. Jannotta

/s/  John H. Palms, Ph.D.         Director                                         January 29, 2002
---------------------------
John H. Palms, Ph.D.

/s/  John W. Rogers, Jr.          Director                                         January 29, 2002
---------------------------
John W. Rogers, Jr.

/s/  Ronald Rubin                 Director                                         January 29, 2002
---------------------------
Ronald Rubin

/s/  Richard L. Thomas            Director                                         January 29, 2002
---------------------------
Richard L. Thomas

                                INDEX TO EXHIBITS


Exhibit No.       Description
-----------       -----------
   4.1            Articles of Incorporation of Exelon Corporation (incorporated herein by reference to Exhibit 3.1 of Exelon's Registration
                  Statement on Form S-4, Registration Statement No. 333-37082)

   4.2 Bylaws of Exelon Corporation (incorporated herein by reference to Exhibit 3.2 of Exelon's Registration Statement on Form S-4,
                  Registration Statement No. 333-37082)

   5.1            Opinion of Sidley Austin Brown & Wood.

  23.1            Consent of PricewaterhouseCoopers LLP.

  23.2            Consent of Sidley Austin Brown & Wood (included in Exhibit
                  5.1).

  24.1            Powers of Attorney (included on signature page).